E-Filed

Colorado Secretary of State
Date and Time: 08/05/2019 03:47 PM
ID Number: 19941033868

Document number: 20191633335
Amount Paid: $10.00

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

ABOVE SPACE FOR OFFICE USE ONLY

Statement of Correction
Correcting Information for Historical Purposes

filed pursuant to § 7-90-305 of the Colorado Revised Statutes (C.R.S.)

1. The entity ID number and the entity name, or, if the entity does not have an entity name, the true name are

Entity ID number: 19941033868
(Colorado Secretary of State ID number)

Entity name or True name: Web Global Holdings, Inc.

2. The document number of the filed document that is corrected is 20181293211.

3. *(The following statement is adopted by marking the box.)*

☒ The information contained in the filed document identified above that is incorrect is identified in the attachment and such information, as corrected, is stated in the attachment.

4. *(If applicable, adopt the following statement by marking the box and include an attachment.)*

☒ This document contains additional information as provided by law.

Notice:
Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

5. The true name and mailing address of the individual causing this document to be delivered for filing are

Slome	Steve		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

3940 Laurel Canyon Blvd
(Street number and name or Post Office Box information)
#160

Studio City	CA	91604
(City)	*(State)*	*(ZIP/Postal Code)*

	United States
(Province – if applicable)	*(Country)*

(If applicable, adopt the following statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

<u>Attachment to Statement of Correction</u>
of
Web Global Holdings, Inc.

Web Global Holdings, Inc. (the "Company") is filing this Statement of Correction pursuant to §7-90-305 of the Colorado Revised Statutes to correct information in the Company's Amended and Restated Articles of Incorporation, filed on 04/06/2018, that was incorrect at the time of filing, by inserting the word "Hundred" in the first sentence of ARTICLE FOUR so that it reads as follows:

> "The corporation shall have authority to issue an aggregate of FIVE BILLION ONE HUNDRED MILLION (5,100,000,000) shares of stock, par value ONE MILL ($0.0001) per share divided into two (2) classes of stock as follows:
>
> a) Non-Assessable Common Stock: FIVE BILLION (5,000,000,000) shares of Common stock, Par Value One Mill ($0.0001) per share, and b) Preferred Stock: One Hundred Million (100,000,000) shares of Preferred stock, Par Value One Mill ($0.0001) per share."

The following clean version of the corrected ARTICLE FOUR has been provided to illustrate the correction:

> "The corporation shall have authority to issue an aggregate of FIVE BILLION ONE HUNDRED MILLION (5,100,000,000) shares of stock, par value ONE MILL ($0.0001) per share divided into two (2) classes of stock as follows:
>
> a) Non-Assessable Common Stock: FIVE BILLION (5,000,000,000) shares of Common stock, Par Value One Mill ($0.0001) per share, and b) Preferred Stock: One Hundred Million (100,000,000) shares of Preferred stock, Par Value One Mill ($0.0001) per share."